Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paquirre@hythiam.com

HYTHIAM RECEIVES NASDAQ NOTIFICATION

LOS ANGELES, CALIFORNIA — February 25, 2010 — Hythiam, Inc. (NASDAQ:HYTM) today announced that the Company received notification from The NASDAQ Stock Market LLC that its common stock will be delisted from NASDAQ effective at the open of business on Friday, February 26, 2010.  The delisting follows the Company’s prior announcements regarding its non-compliance with the minimum stockholders’ equity requirement and the alternative minimum market value of listed securities requirement for continued listing on NASDAQ.

Beginning Friday, February 26, 2010, the Company’s common stock will be quoted on the OTC Bulletin Board (“OTCBB”).  The Company anticipates that the trading symbol of its common stock will remain the same with an OB extension (HYTM.OB).

About Hythiam®
Hythiam, Inc. provides through its Catasys subsidiary, specialized behavioral health management services to health plans, employers and unions through a network of licensed and company managed health care providers.  The Catasys substance dependence program was designed to address substance dependence as a chronic disease.  The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term care coaching, including the proprietary PROMETA® Treatment Program for alcoholism and stimulant dependence.   The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers.   Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program.  For further information, please visit www.hythiam.com.

About the OTCBB
The OTC Bulletin Board (OTCBB) is an electronic inter-dealer quotation system that displays real-time quotes, last-sale prices, and volume information for many over-the-counter securities that are not listed on a national securities exchange. Many equity securities, corporate bonds, government securities, and certain derivative products are traded in the OTC market.  The Financial Industry Regulatory Authority (FINRA) oversees the OTCBB and regulates broker-dealers that operate in the over-the-counter (OTC) market.  Under the OTCBB's eligibility rule, companies that want to have their securities quoted on the OTCBB must file current financial reports with the SEC or with their banking or insurance regulators.  More information is available at www.otcbb.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, the possibility that FINRA will not approve individual market makers to quote our common stock on the OTC Bulletin Board, that market makers may choose not to quote our common stock on the OTC Bulletin Board, and uncertainty regarding whether FINRA will approve our continued use of the same ticker symbol or may assign an alternative ticker symbol for trading of our common stock on the OTC Bulletin Board; and additional risk factors as discussed in the reports filed by Hythiam, Inc. with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.